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                                                                    EXHIBIT 10.3

                              SETTLEMENT AGREEMENT

         THIS SETTLEMENT AGREEMENT (this "Agreement"), dated as of this ____ day of September, 2001, between FRANK A. ARGENBRIGHT, JR., an individual resident of the State of Georgia ("Argenbright"), and AHL SERVICES, INC., a Georgia corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, Argenbright and the Company are parties to that certain letter agreement, dated December 28, 2000 (the "Securicor Bonus Letter"), relating to certain bonuses arising out of the consummation of the transactions contemplated by the Acquisition Agreement (as defined in the Securicor Bonus Letter);

         WHEREAS, Argenbright has been employed by the Company pursuant to that certain Employment Agreement (the "Employment Agreement"), dated January 1, 2001, between Argenbright and the Company;

         WHEREAS, Argenbright has pledged approximately 3,500,000 shares of common stock par value $.01 per share, of the Company (the "Company Common Stock") as collateral for personal margin loans currently outstanding to certain lenders (the "Lenders"), including SunTrust Bank, Bank of America and Bank of North Georgia;

         WHEREAS, Argenbright and the Company are parties to certain other understandings relating to, among other things, loan guarantees and stock repurchases; and

         WHEREAS, Argenbright and the Company desire to terminate the employment of Argenbright by the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         Section 1 Securicor Bonus Letter.

         (a) Previous Payments. Argenbright and the Company acknowledge that the Company has previously paid to Argenbright amounts totaling Two Million Dollars ($2,000,000) pursuant to the Securicor Bonus Letter.

         (b) Satisfaction and Termination. Argenbright and the Company agree to the satisfaction and termination of the Securicor Bonus Letter and any further payments with respect thereto, in exchange for the payment to Argenbright by the Company of the additional sum of Two Million Dollars ($2,000,000). The Company agrees to make such payment to Argenbright at the time of the execution and delivery of this Agreement. Argenbright agrees that,



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upon payment by the Company in accordance with this Section 1(b), the Securicor
Bonus Letter shall be fully satisfied and terminated.

         (c) Earn-Out. Argenbright agrees to use his reasonable efforts to assist the Company in its efforts to maximize the "Final Purchase Price" payable to the Company pursuant to Schedule 2.01 of the Acquisition Agreement.

         Section 2 Loan Guaranty; Lockups.

         (a) Loan Guaranty. Upon the consummation of the sale of the European staffing business of the Company or at such earlier time as the Company is allowed to do so under its credit facilities, the Company agrees to guarantee (the "Guaranty") up to Ten Million Dollars ($10,000,000) (the "Guaranty Amount") of Argenbright's personal debt (whether or not such loans are from the Lenders) for a period of three (3) years from the date of the Guaranty. Argenbright agrees to secure any obligations of the Company under the Guaranty by pledging to the Company pursuant to a pledge agreement (the "Pledge Agreement") a sufficient number of shares of Company Common Stock which will be maintained on an ongoing basis at an aggregate value at least equal to the remaining obligations of the Company, from time to time, under the Guaranty, which pledge may be of a second lien in shares held as collateral by the Lenders to the extent that, but only to the extent that, the Company will be entitled to receive a first priority lien to such collateral upon the Company's payment with respect to the Guaranty. The Guaranty first will apply to all debt secured by shares of Company Common Stock before applying to debt not so secured. If any Company Common Stock securing any loan to Argenbright is sold by a lender on or before March 31, 2002, the Guaranty Amount will be reduced by the sales proceeds received by such lender on a dollar-for-dollar basis. The final form of the Guaranty and the Pledge Agreement shall be approved by Argenbright and the Company.

         (b) Lockups. Argenbright hereby agrees not to sell, transfer, pledge, hedge, hypothecate or otherwise dispose of (collectively, "Transfer") any Company Common Stock for a period of three (3) years from the date of the execution of this Agreement, except as set forth in Section 2(c) below.

         (c) Lockup Exceptions. The following Transfers shall not be prohibited by Section 2(b) above:

                  (i) Transfers provided for in this Agreement or approved in advance by a majority of the board of directors of the Company; provided that Argenbright shall abstain from any such vote;

                  (ii) If the Company does not procure third parties willing to purchase Company Common Stock from Argenbright on the terms described in subparagraph 3(a) below within thirty (30) days from the date hereof, Argenbright shall have the right to Transfer Company Common Stock in exchange for consideration of up to Five Million Dollars ($5,000,000), as reduced by the amount of any funds


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                           received by Argenbright pursuant to transactions
                           described in Section 3(a) below;

                  (iii) If the Company does not procure third parties willing to purchase Company Common Stock from Argenbright on the terms described in subparagraph 3(b) below within eighteen (18) months of the date hereof, Argenbright shall have the right to Transfer Company Common Stock in exchange for consideration of up to Five Million Dollars ($5,000,000), as reduced by the amount of any funds received by Argenbright pursuant to transactions described in Section 3(b) below;

                  (iv) Pledges of shares to secure debts of up to Two Million Dollars ($2,000,000) incurred after the first anniversary and through the second anniversary of the date of this Agreement and pledges of shares to secure additional debts of up to Two Million Dollars ($2,000,000) incurred after the second anniversary and through the third anniversary of the date of this Agreement; and

                  (v) No Transfers shall be prohibited by Section 2(b) above after June 30, 2002 if the Guaranty is not provided to Argenbright by the Company on or before such date.

         (d) Changes in Capitalization. The number of shares of Company Common Stock and the price per share of Company Common Stock referred to herein shall be automatically adjusted to reflect any change in the capitalization of the Company including, but not limited to, such changes as stock dividends, stock splits, recapitalizations or extraordinary distributions or dividend on its shares. The term "Company Common Stock" as used herein shall include not only the common stock, par value $.01 per share, of the Company as constituted on the date hereof, but also any other equity securities that may be issued by the Company in substitution therefor.

         Section 3 Covenants Regarding Sale of Argenbright Shares.

         (a) Current $5 Million Sale of Shares and Loan Arrangements. The Company agrees to use its reasonable efforts to locate third parties who will agree to make loans to Argenbright in an aggregate amount of up to Five Million Dollars ($5,000,000) in exchange for Argenbright pledging up to 1,000,000 shares of Company Common Stock, all on terms mutually agreeable to Argenbright and such third parties.

         (b) Additional Sales at $7.50 per Share. The Company agrees to use its reasonable efforts to locate within eighteen (18) months of the date hereof third parties who will agree to purchase from Argenbright Five Million Dollars ($5,000,000) of Company Common Stock at a price equal to or greater than $7.50 per share.

         (c) Application of Certain Proceeds. If the Company locates third parties who agree to purchase from Argenbright Company Common Stock at a price equal to or greater than $10.00 per share, Argenbright agrees to sell Company Common Stock at such price for aggregate


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sales of up to Thirteen Million Dollars ($13,000,000). Argenbright agrees to apply the net, after-tax proceeds of sales under this Section 3(c) to reduce the obligations secured by the Guaranty and the amount of the Guaranty shall be reduced accordingly.

         Section 4 Termination of Employment.

         (a) Termination. Argenbright and the Company agree that the employment of Argenbright by the Company shall be terminated, effective as of the date of the execution of this Agreement and the receipt by him of the $2 million payment provided for in Section 1(b) above (the "Termination Date"). As of the Termination Date, Argenbright's employment with the Company and any other employment positions which he holds with any subsidiaries of the Company shall be terminated.

         (b) No Additional Compensation. As of the Termination Date and notwithstanding anything to the contrary contained in the Employment Agreement, Argenbright shall have no rights to any additional payments or compensation under the Employment Agreement (including, without limitation, the Bonus (as defined in the Employment Agreement) or any proration thereof) except that:

                  (i) Argenbright shall be entitled to receive the Salary (as defined in the Employment Agreement) otherwise payable to him under the Employment Agreement through and including the Termination Date;

                  (ii) Argenbright shall be entitled to receive the car allowance provided for in the Employment Agreement through and including the Termination Date; and

                  (iii) Argenbright shall be entitled to reimbursement of reasonable and necessary expenses incurred by Argenbright on or prior to the Termination Date at the request of and on behalf of the Company.

         (c) Benefit Plans. As of the Termination Date and notwithstanding anything to the contrary contained in the Employment Agreement, Argenbright shall have no rights to participate in any benefit plans of the Company except as provided in Section 4(d) below and except as required by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), or other applicable law, and except that he may continue to participate at his own cost in health insurance plans and programs of the Company so long as such participation is not prohibited by such program.

         (d) Stock Options. The stock options to purchase Company Common Stock previously granted to Argenbright shall all be relinquished on the Termination Date.

         (e) Non-Competition. Section 5 of the Employment Agreement shall remain in full force and effect after the Termination Date; provided that, the definition of "Company


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Activities" in Section 5.1 of the Employment Agreement is hereby amended to read in its entirety as follows: "the business of providing merchandising or marketing services or the business of providing temporary staffing services in Europe so long as the Company continues to conduct temporary staffing services in Europe."

         (f) Director. Argenbright shall serve as a director of the Company in accordance with the terms of the Bylaws of the Company. As of the Termination Date, Argenbright shall be classified as a non-executive, outside director and shall be entitled to receive the same compensation package as other non-executive, outside directors. At the election of the Board of Directors, Argenbright shall serve as the Chairman of the Board, which position shall not be an officer or executive of the Company.

         Section 5 Release.

         Except as set forth in this Agreement, Argenbright hereby unconditionally releases and discharges the Company and its subsidiaries and each of their respective directors, officers, employees, agents, and assigns (collectively, the "Company Releasees") from any and all claims, damages, obligations, promises, or liabilities whatsoever, whether known or unknown, both at law and in equity, which Argenbright, directly or indirectly, now has, has ever had or may hereafter have against the respective Company Releasees arising on or prior to the date hereof, including, but not limited to, any rights of Argenbright to receive payment in recognition of having foregone salary in the past, rights of Argenbright relating to stock repurchases by the Company and rights of Argenbright relating to loan guarantees by the Company; provided that such release shall not relate to any rights of Argenbright under this Agreement or to any rights to indemnification contained in or provided by applicable law, the Company articles of incorporation or bylaws, any agreement with the Company or any insurance policy maintained by the Company.

         Section 6 Miscellaneous.

         (a) Tax Withholding. All taxes due on amounts paid to Argenbright under this Agreement shall be the responsibility of Argenbright. The Company shall be entitled to withhold all taxes that it determines it is legally required to withhold.

         (b) Future Cooperation. Argenbright agrees and covenants that he shall, to the extent reasonably requested in writing, cooperate with and assist the Company in any pending or future litigation in which the Company is a party, and regarding which Argenbright, by virtue of his employment with the Company, has factual knowledge or information relevant to said litigation. The Company will reimburse Argenbright for his reasonable out-of-pocket expenses in complying with this Section 6(b).

         (c) Notices. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered in person or by courier, by telecopy transmission or sent by any express mail service, postage or fees prepaid at the following addresses:


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                             The Company

                                     AHL Services, Inc.
                                     1000 Wilson Boulevard
                                     Suite 910
                                     Arlington, Virginia  22209
                                     Attention: Chief Executive Officer
                                     Telecopy No.:

                             Argenbright

                                    Mr. Frank A. Argenbright, Jr.





or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

         (d) Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the Company and its successors and assigns, and Argenbright and his assigns, executors, administrators, personal representatives, heirs, and legatees.

         (e) Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by both of the parties hereto.

         (f) Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Georgia. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

         (g) Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect any way the meaning or interpretation of this Agreement. Unless otherwise specified to the contrary, all references to sections and paragraph headings are references to sections and paragraph headings of this Agreement.


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         (h)      Specific Performance. Each party hereto hereby agrees that any remedy at law for any breach of the provisions contained in this Agreement shall be inadequate and that the other parties hereto shall be entitled to specific performance and any other appropriate injunctive relief in addition to any other remedy such party might have under this Agreement or at law or in equity.

         (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         (j) Understanding. Argenbright acknowledges and agrees that he has read and fully understands the contents and the effect of this Agreement. Argenbright acknowledges and agrees that he has had a reasonable opportunity and been advised to seek the advice of an attorney as to such content and effect and that he did so to the extent he deemed appropriate. Argenbright accepts each and all of the terms, provisions, and conditions of this Agreement, and does so voluntarily and with full knowledge and understanding of the contents, nature, and effect of this Agreement.

         (k) Approval. The Company confirms that this Agreement has been approved by the Compensation Committee of the Board of Directors of the Company.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                       ----------------------------------------
                                       FRANK A. ARGENBRIGHT, JR.

                                       AHL SERVICES, INC.



                                       By:
                                          -------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------


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